News Release

For further information please contact:
W. Harold Parker, Jr.                        (919) 683-7631




FOR IMMEDIATE RELEASE                        April 16, 1996

          CCB FINANCIAL CORPORATION ANNOUNCES STOCK
          REPURCHASE PROGRAM AND QUARTERLY DIVIDEND


     Durham, North Carolina-----At their regular quarterly meeting, the Board of Directors of CCB Financial Corporation approved a stock repurchase program of up to 300,000 shares. Shares may be purchased in the open market or in private transactions.
     Ernest C. Roessler, President and Chief Executive Officer of CCB Financial Corporation commented: "Our strong capital position affords us the opportunity to repurchase our stock. Under the approved repurchase program, we will purchase shares that are issued under stock option and other benefit plans. If our earnings and capital position continue to show strength, we will consider additional repurchases in 1997."
     Additionally, the Board of Directors declared a regular quarterly cash dividend of $.38 per share payable July 1, 1996 to shareholders of record June 17, 1996.
    CCB Financial Corporation is the bank holding company for Central Carolina Bank and Trust Company and Graham Savings Bank, Inc., SSB which in total operate 157 offices located primarily in the Piedmont section of North Carolina.

Nasdaq National Market Symbol:  CCBF


Corcoran Street, P.O. Box 931
Durharm, North Carolina 27702